UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2017

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Stock Purchase Agreement

On November 30, 2017, Coherus BioSciences, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with KBI Biopharma, Inc., a Delaware corporation (“KBI”). KBI is a contract manufacturing organization working with the Company and is a party to that certain Master Services Agreement, dated as of July 30, 2014 (the “MSA”), by and between the Company and KBI. Pursuant to the Purchase Agreement, the Company agreed to sell to KBI shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for aggregate gross proceeds to the Company of up to approximately $6.8 million (the “Private Placement”).

The closing of the Private Placement occurred on December 1, 2017, at which time the Company issued and sold an aggregate of 776,104 Shares to KBI for aggregate gross proceeds of approximately $6.8 million, at a price per share equal to $8.77, which is the volume weighted average price (“VWAP”) for the Common Stock, as of 4:00 p.m., New York City time, based on the ten consecutive trading days ending on (and including) November 30, 2017, as reported on Bloomberg (the “Issuance Price”).

Pursuant to the terms of the Purchase Agreement, as consideration for the issuance of the Shares, the Company will not be charged the (i) $4.1 million postponement fee, owed by the Company pursuant to the MSA, for the postponement of the start of the 2017 manufacturing campaign of CHS-1701 (the Company’s pegfilgrastim (Neulasta®) biosimilar candidate), (ii) $2.7 million campaign reservation fee for the second 2018 manufacturing campaign of CHS-1701 and (iii) increase of certain batch fees until the 2018 manufacturing campaign of CHS-1701 begins. As further consideration, the Company provided to KBI the right to receive contingent cash royalty payments, in an amount not to exceed $0.7 million in aggregate, upon the achievement of certain conditions related to the timing of the delivery by KBI to the Company of 27 batches of CHS-1701, as described in the Contingent Value Rights Agreement, between the Company and KBI, also entered into on November 30, 2017.

Registration Rights Agreement

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with KBI. Pursuant to the Registration Rights Agreement, the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) no later than the 60th day following November 30, 2017 for purposes of registering the resale of the Shares and any shares of common stock issued as a dividend or other distribution with respect to the Shares. The Company agreed to use its commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC as soon as practicable, and in any event, within 100 days after its filing.

The Company has also agreed, among other things, to indemnify the selling holders under the registration statement from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions) incident to the Company’s obligations under the Registration Rights Agreement.

The Private Placement is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D under the Securities Act.

The securities sold and issued in connection with the Purchase Agreement are not registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the transaction documents entered into in connection with the Private Placement, copies of which are filed herewith as Exhibits 10.1 and 4.1.

Item 3.02	Unregistered Sales of Equity Securities

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Registration Rights Agreement, dated as of November 30, 2017, by and between the Company and KBI Biopharma, Inc.

10.1	Stock Purchase Agreement, dated as of November 30, 2017, by and between the Company and KBI Biopharma, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2017	COHERUS BIOSCIENCES, INC.

	By:	/s/ Jean-Frédéric Viret
	Name:	Jean-Frédéric Viret
	Title:	Chief Financial Officer